As filed with the Securities and Exchange Commission on November 26, 2018

Registration No. 333-214774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCKWELL COLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3728	52-2314475
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

400 Collins Road NE Cedar Rapids, Iowa 52498 (319) 295-1000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick E. Allen

Vice President, Chief Financial Officer & Treasurer

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, Iowa 52498

(319) 295-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charles D. Gill, Esq.

Executive Vice President & General Counsel

United Technologies Corporation

10 Farm Springs Road

Farmington, Connecticut 06032

(860) 728-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form S-4 (File No. 333-214774) (the “Registration Statement”) of Rockwell Collins, Inc., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on November 23, 2016, amended by pre-effective Amendment No. 1 filed with the SEC on January 10, 2017, and declared effective by the SEC on February 3, 2017. A total of 32,398,023 shares of Company common stock, par value $0.01 per share, were registered for issuance in connection with the Company’s acquisition of B/E Aerospace, Inc., a Delaware corporation (“B/E Aerospace”), which was completed on April 13, 2017, by means of the merger of Quarterback Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company, with and into B/E Aerospace, with B/E Aerospace continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “B/E Acquisition”).

On November 26, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2017, by and among United Technologies Corporation, a Delaware corporation (“Parent”), Riveter Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and related transactions contemplated by the Merger Agreement and the prior consummation of the B/E Acquisition, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on November 26, 2018.

ROCKWELL COLLINS, INC.

By:	/s/ Patrick E. Allen
Patrick E. Allen Vice President, Chief Financial Officer & Treasurer